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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NANOGEN, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10398 Pacific Center Court
San Diego, California 92121
Tel: (858) 410-4600
Fax: (858) 410-4949

May 5, 2003

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Thursday, June 12, 2003, at 9:00 a.m. at the Hilton La Jolla Torrey Pines located at 10950 N. Torrey Pines Road, La Jolla, California 92037.

        The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

        After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR ATTEND THE ANNUAL MEETING IN PERSON.

        A copy of our Annual Report to Stockholders is also enclosed.

        The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

/s/ HOWARD C. BIRNDORF Howard C. Birndorf Chairman of the Board and Chief Executive Officer

Nanogen, Inc.

Notice Of Annual Meeting Of Stockholders
To Be Held June 12, 2003

        The Annual Meeting of Stockholders of Nanogen, Inc. (the "Company") will be held at the Hilton La Jolla Torrey Pines located at 10950 N. Torrey Pines Road, La Jolla, California 92037 on June 12, 2003, at 9:00 a.m., for the following purposes:

  1.
  To elect two Class II directors.

  2.
  To consider and vote upon a proposal to amend the 1997 Stock Incentive Plan ("1997 Stock Plan") to increase the number of shares authorized for issuance under the 1997 Stock Plan by 1,000,000 shares.

  3.
  To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003.

  4.
  To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

        The Board of Directors has fixed the close of business on April 17, 2003, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. A complete list of stockholders entitled to vote will be available at the Company's principal executive offices located at 10398 Pacific Center Court, San Diego, California 92121, for ten days prior to the meeting.

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

By order of the Board of Directors

/s/ WILLIAM FRANZBLAU William Franzblau, Esq. Vice President, Legal Affairs and Secretary

May 5, 2003

Nanogen, Inc.

PROXY STATEMENT

About this Proxy Statement

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Nanogen, Inc., a Delaware corporation ("Nanogen" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Hilton La Jolla Torrey Pines located at 10950 N. Torrey Pines Road, La Jolla, California 92037 on June 12, 2003, and any adjournment of the Annual Meeting (the "Annual Meeting").

VOTING PROCEDURES

        The shares represented by proxy received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the nominees for Class II directors listed in this Proxy Statement and FOR approval of proposals 2 and 3 described in the Notice of Annual Meeting and in this Proxy Statement.

Who Can Vote

        Stockholders of record at the close of business on April 17, 2003 are entitled to notice of and to vote at the Annual Meeting. As of April 17, 2003 the Company had 22,053,701 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

General Information on Voting

        Directors are elected by a plurality vote. Accordingly, the director nominees who receive the most votes cast in their favor will be elected. Proposals 2 and 3 will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

        The Company will bear the expense of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by the Company's directors, officers or other employees by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. Employees of Georgeson & Co. will also solicit proxies at an anticipated fee of approximately $7,000 plus reasonable out-of-pocket expenses.

        This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about May 5, 2003.

IMPORTANT

  Whether Or Not You Intend To Be Present At The Annual Meeting, We Urge You To Mark, Date And Sign The Enclosed Proxy Card And Return It At Your Earliest Convenience In The Enclosed Postage-Prepaid Return Envelope. This Will Not Limit Your Rights To Attend Or Vote At The Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Company has three classes of directors, Class I, Class II and Class III each consisting of three directors, serving staggered three-year terms. Currently, two Class II director seats and one of the Class III director seat are vacant and one Class II and one Class III director seats will remain vacant following the Annual Meeting as the Board of Directors has not yet identified suitable candidates for such seats. Shares represented by proxy cannot be voted for a greater number of persons than the number of nominees named. Two Class II directors are to be elected at the Annual Meeting each for a term of three years expiring at the Annual Meeting in 2006 or until each such director's successor shall have been elected and qualified. Thus, immediately after the Annual Stockholders Meeting, the Company will have one Class II director and one Class III seat vacant. The other directors of the Company will continue in office for their existing terms, which will expire in 2004 for each Class III director and in 2005 for each Class I director.

        Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the election of Stelios B. Papadopoulos and David R. Schreiber as Class II Directors.

        Set forth below is information regarding the nominees for Class II directors and the continuing directors of Class I and Class III, including information furnished by them as to their principal occupations at present and for the past five years, certain directorships held by each, their ages as of April 17, 2003, and the year in which each became a director of the Company.

CLASS II

Director Seeking Reelection

Stelios B. Papadopoulos, age 62

        Mr. Papadopoulos has been a director of Nanogen since October 1999. He retired in September 2001 from CN Biosciences, Inc, an affiliate of Merck KGaA, Darmstadt, Germany. From January 2001 to September 2001, Mr. Papadopoulos served as Chief Executive Officer and a director of CN Biosciences, Inc. or CNBI, and CEO of Merck KGaA's North American Laboratory Business. From August 2000 to December 2000 he acted as an assistant to the General Manager of Merck KGaA's Scientific Laboratory Products Division. From January 1999 to August 2000, he served as the CEO of CNBI. From January 1993 to December 1998, he served as the Chairman and CEO of CNBI. He previously served as President of Fisher Scientific Worldwide, Inc. (now Fisher Scientific International Inc.) from April 1988 to June 1992. From October 1987 to April 1988, he was President of Instrumentation Laboratory. Mr. Papadopoulos received his B.S. in Aeronautical Engineering from Northrop Institute of Technology.

Director Seeking Election

David R. Schreiber, age 43

        Mr. Schreiber was nominated by the Nominating Committee of the Board of Directors of the Company on April 10, 2003 meeting and was approved for nomination by the full Board of Directors at its meeting on April 11, 2003. Since November1996, Mr. Schreiber has served as the Senior Vice President and Chief Financial Officer of Dianon Systems, Inc., a company that has recently been acquired by the Laboratory Corporation of America ("LabCorp.") and since 1999, he has served as a director of Dianon. From May 1994 until November 1996, Mr. Schreiber served as Vice President/General Manager-Midwest Region for Corning Clinical Laboratories, which is now Quest Diagnostics. From May1990 to May1994, he served as Vice President, Finance & Administration at Unilab Corporation and from August1986 to May 1990 he served as Regional Controller of the Midwest

Region of Corning Clinical Laboratories. Mr. Schreiber received his B.S. in Finance with a minor in Economics in 1982 and his MBA in 1984 from Northern Illinois University.

Class I

Continuing Director

Howard C. Birndorf, age 53

        Mr. Birndorf, a founder of Nanogen, has served as our Executive Chairman since April 2001. Mr. Birndorf has also served as our Chairman of the Board since October 1993 and from 1993 to April 2001 and since December 2002 he has served as Chief Executive Officer. Mr. Birndorf also served as our President from January 2000 until September 2000 and as Chief Financial Officer from December 1997 to July 1998 and from September 1993 to October 1997. Mr. Birndorf was a co-founder and Chairman Emeritus of Ligand Pharmaceuticals, Incorporated, where from January 1988 to November 1991 he was President and Chief Executive Officer. He was also a co-founder, director and Executive Vice President of Gen-Probe Incorporated, co-founder and Vice President of Corporate Development at Hybritech, Incorporated, co-founder and director of IDEC Pharmaceuticals Corporation, and was involved in the formation of Gensia Pharmaceuticals, Inc. (currently known as SICOR Inc.) where he was a director. From November 1991 to January 1994, Mr. Birndorf was President of Birndorf Technology Development, an investment and consulting company, and a founding director of Neurocrine Biosciences, Inc. He was a founding director of Graviton, Inc. and a director of the Cancer Center of the University of California, San Diego. Mr. Birndorf received a B.A. in Biology from Oakland University and an M.S. in Biochemistry from Wayne State University. Mr. Birndorf received an honorary Doctor of Science degree from Oakland University.

Continuing Director

Robert E. Whalen, age 60

        Mr. Whalen has been a director of Nanogen since April 2002. Mr. Whalen has been a Regional Vice President of Quest Diagnostics since March 2003 and prior to its acquisition by Quest Diagnostics, was Chief Executive Officer, President and a director of Unilab since November 1999. He was elected Chairman of the Board of Unilab in November 2000. From May 1997 to September 1999, Mr. Whalen served as Executive Vice President and, from September 1998 to September 1999, as Chief Operating Officer of Scripps' Clinic, a 320-physician multi-specialty medical group located in Southern California. From the April 1995 merger of Roche Biomedical Laboratories and National Health Laboratories, Incorporated ("NHL") until August 1996, Mr. Whalen served as Executive Vice President of Laboratory Corporation of America ("LabCorp"). Prior to his employment at LabCorp, Mr. Whalen held various senior level positions with NHL, which he joined in 1976. He served as Executive Vice President of NHL from 1993 to 1995, as Senior Vice President from 1991 to 1993 and as Vice President-Administration from 1985 to 1993. From 1979 to 1985, he was Vice President-Division Manager of NHL. At NHL and later at LabCorp, Mr. Whalen oversaw human resources, client service and major regional laboratories in California, Washington, Nevada and Utah.

CLASS III

Continuing Director

David G. Ludvigson, age 52

        Mr. Ludvigson has been a director of Nanogen since 1996. He was President and Chief Executive Officer of Black Pearl, Inc., an event-based business intelligence software company from November 2001 until January, 2003. Prior to Black Pearl, Mr. Ludvigson was from August 2000 to January 2001, President of InterTrust Technologies, a digital rights management software company.

Prior to joining InterTrust Technologies, Mr. Ludvigson was a Senior Vice President and Chief Operating Officer of Matrix Pharmaceuticals, Inc. ("Matrix") from October 1999 to August 2000. In addition, from 1998 to August 2000 he was also the Chief Financial Officer of Matrix. From February 1996 to June 1998, Mr. Ludvigson was President and Chief Operating Officer of NeTpower. From 1992 to 1995, Mr. Ludvigson was Senior Vice President and Chief Financial Officer of IDEC Pharmaceuticals. Prior to that time, he served as Senior Vice President of Sales and Marketing for Conner Peripherals and as Executive Vice President, Chief Financial Officer and a director of MIPS Computer Systems, Inc., a RISC microprocessor developer and systems manufacturer. Mr. Ludvigson is also a Director of Argonaut Technologies, Inc. Mr. Ludvigson received a B.S. and an M.A.S. from the University of Illinois.

Continuing Director

Val Buonaiuto, age 60

        Mr. Buonaiuto has been a director of the Company since October 1999. Currently, Mr. Buonaiuto is a Senior Advisor to Hitachi High Technologies. He previously served as President and Chief Executive Officer of Hitachi Instruments, Inc. from 1991 to 1997. Prior to joining Hitachi Instruments as Vice President, Sales and Marketing in 1987, Mr. Buonaito held the position as General Manager of Perkin-Elmer's Worldwide Instrument Sales and Service Operations. His professional experience spans the following areas: manufacturing engineering, engineering, sales, service and operations and corporate management. Mr. Buonaiuto received his A.S. from Western Connecticut State University.

Board Meetings and Committees

        The Board of Directors held five meetings during 2002. All directors then in office attended 100% of the aggregate number of meetings of the Board during their respective Board memberships, except for Mr. Buonaiuto who attended 80% of such Board meetings and Mr. Whalen and two ex-directors, Mr. Cam Garner and Dr. Regina Herzlinger, who each attended 67% of such Board meetings. All directors attended 100% of the aggregate number of meetings of the Board committees on which they served during 2002, except for Dr. Herzlinger, who attended 0% of the two Audit Committee meetings. Mr. Garner and Dr. Herzlinger did not seek reelection at the Company's Annual Meeting of Stockholders on June 14, 2002. Dr. White resigned from the Board of Directors effective as of December 1, 2002.

        The Board of Directors has appointed a Compensation Committee, Audit Committee and an Ad Hoc Committee to evaluate the termination and settlement of a license agreement with a company collaborator. Also, in 2003, the Board of Directors appointed a Nominating, Ethics and Corporate Governance Committee to nominate candidates to the Company's Board of Directors and to plan, implement and monitor the Company's ethics and corporate governance policies and a Finance Committee to evaluate various financial transactions and merger and acquisition partners.

        Compensation Committee.    The current members of the Compensation Committee are Val Buonaiuto and David G. Ludvigson. Prior to Mr. Buonaituo joining the Compensation Committee in October 2002, Robert E. Whalen and prior to Mr. Whalen, Cam Garner were members of such Committee in 2002. The Compensation Committee held four meetings during 2002. The Compensation Committee's functions are to determine and supervise compensation to be paid to officers and directors of the Company. See "Report to Stockholders on Executive Compensation." The Compensation Committee's charter is attached as an exhibit to this proxy.

        Audit Committee.    The current members of the Audit Committee are David G. Ludvigson, Stelios B. Papadopoulos and Robert E. Whalen. Prior to Mr. Whalen joining the Audit Committee in October 2002, Mr. Buonaituo and prior to Mr. Buonaiuto, Dr. Herzlinger were members of the Audit Committee in 2002. Each of these members were or are considered "independent directors" as that term is defined in the applicable National Association of Securities Dealers' listing standards. The Audit Committee held four meetings during 2002. The Audit Committee's functions are to monitor the effectiveness of the audit effort, to supervise the Company's financial and accounting records and financial reporting and to select a firm of certified public accountants whose duty it is to audit the books and accounts of the Company for the fiscal year for which they are appointed. See "Report of the Audit Committee of the Board of Directors." The Audit Committee's charter is attached as an exhibit to this proxy.

        Ad Hoc Committee.    The current members of the Ad Hoc Committee are David G. Ludvigson and Stelios B. Papadopoulos. The Ad Hoc Committee held three meetings during 2002. The Ad Hoc Committee's functions were to evaluate and determine whether to approve the termination and settlement of a licensing agreement with a corporate collaborator. Directors Birndorf and Buonaiuto and former director Garner are interested directors in that transaction.

        Nominating, Ethics and Corporate Governance Committee.    The current members of the Nominating, Ethics and Corporate Governance Committee are Val Buonaiuto, David G. Ludvigson, Stelios B. Papadopoulos and Robert E. Whalen. The Nominating, Ethics and Corporate Governance Committee held no meetings in 2002. The Nominating, Ethics and Corporate Governance Committee's functions are to select persons to be nominated to the full Board for membership and to develop policies and procedures for the Board to evaluate the ethical conduct of the Company's directors, officers and employees and to monitor the compliance by the Company of various corporate governance rules and regulations. The Nominating, Ethics and Corporate Governance Committee will only consider persons to be nominated to the Board of Directors by the Committee's members and will not consider nominations put forth by the Company's stockholders themselves. The Nominating, Ethics and Corporate Governance Committee's charter is attached as an exhibit to this proxy.

        Finance Committee.    The current members of the Finance Committee are Howard C. Birndorf and David G. Ludvigson. The Finance Committee held no meetings in 2002. The Finance Committee's functions are to search for and evaluate possible financial transactions and mergers and acquisition partners and then report their findings back to the Board of Directors.

        The Board of Directors recommends a vote FOR the election of Stelios B. Papadopoulos and David R. Schreiber as Class II Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table sets forth information as of April 1, 2003 as to shares of Common Stock of the Company beneficially owned by (i) each director and nominee for director, (ii) the current officers of the Company named in the Summary Compensation Table set forth herein, (iii) the directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

	Beneficial Ownership of Common Stock
	Number of Shares (1)	Percentage of Class(2)
Citigroup, Inc	3,612,183	16.38%
Élan Corporation, plc	1,287,878	5.84%
Howard C. Birndorf(3)	1,554,408	6.86%
Val Buonaiuto(4)	53,437	*
David G. Ludvigson(5)	99,860	*
Stelios B. Papadopoulos(6)	53,437	*
Robert A. Whalen(7)	7,812	*
Gerard A. Wills(8)	85,821	*
Ira Marks(9)	53,946	*
David Macdonald(10)	49,240	*
David R. Schreiber	0	*
Kieran T. Gallahue(11)	337,730	1.51%
Vance R. White(12)	242,394	1.09%
All Directors and Executive Officers as a group (10 persons)	2,538,085	10.77%

*
Less than one percent.

(1)
To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and additional information contained in the footnotes to this table.

(2)
For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)
Includes 613,156 shares issuable upon the exercise of options within 60 days of April 1, 2003.

(4)
Includes 53,437 shares issuable upon the exercise of options within 60 days of April 1, 2003.

(5)
Includes 56,666 shares issuable upon the exercise of options within 60 days April 1, 2003.

(6)
Includes 53,437 shares issuable upon the exercise of options within 60 days of April 1, 2003.

(7)
Includes 7,812 shares issuable upon the exercise of options within 60 days of April 1, 2003

(8)
Includes 85,821 shares issuable upon the exercise of options within 60 days of April 1, 2003.

(9)
Includes 53,946 shares issuable upon the exercise of options within 60 days of April 1, 2003.

(10)
Includes 47,697 shares issuable upon the exercise of options within 60 days of April 1, 2003.

(11)
Includes 315,000 shares issuable upon the exercise of options within 60 days of April 1, 2003 Mr. Gallahue terminated his employment with the Company effective as of January 2, 2002.

(12)
Includes 229,894 shares issuable upon the exercise of options within 60 days of April 1, 2003. Dr. White terminated his membership on the Company's Board of Directors effective December 1, 2002 and his employment with the Company effective as of December 31, 2002.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

        The names of and certain biographical information regarding the Company's named executive officers who are not directors are set forth below:

Name	Age	Position
Vance R. White, Phd	54	Former Chief Executive Officer
Kieran T. Gallahue	39	Former President
Gerard A. Wills	45	Vice President, Chief Financial Officer and Treasurer
Ira Marks	53	Senior Vice President, Corporate Development and Commercial Operations
David Macdonald	44	Senior Vice President, Operations

        Vance R. White, Ph.D.    Dr. White served as the Company's Chief Executive Officer and as a director from June 2001 until December 2002. From 1997 to June 2001, Dr. White was the Executive Vice President Technical Operations and Research & Development at American Medical Laboratories, Inc. From 1992 to 1998, he was a consultant to a diverse group of diagnostic clinics including Unilab, Specialty Laboratories and California Community Clinics providing services relating to operational efficiency, systems and cost improvement. From 1985 to 1992, he was Executive Vice President, Operations for National Health Laboratories, Inc. ("NHL") and for the prior ten years served in various upper managerial and operations roles with NHL. Dr. White received a B.S. and a Ph.D. in Chemistry from the University of Houston.

        Kieran T. Gallahue.    Mr. Gallahue served as the Company's President from September 2000 until January 2003. He also served as Nanogen's Chief Financial Officer from July 1999 to April 2001, as Senior Vice President from July 1999 to September 2000, and as Vice President, Strategic Marketing, from January 1998 to July 1999. From 1995 to 1997, he served as Vice President of the Critical Care Business Unit for Instrumentation Laboratory, or IL, where he was responsible for the worldwide strategic sales and marketing, and research and development efforts for this business unit. From 1992 to 1995, he held a variety of sales and marketing positions within IL. In addition, Mr. Gallahue held various marketing positions within Procter & Gamble from 1991 to 1992 and the General Electric Company from 1985 to 1989. Mr. Gallahue holds a B.A. from Rutgers University and an M.B.A. from the Harvard Business School.

        Gerard A. Wills.    Mr. Wills joined Nanogen as Vice President, Chief Financial Officer and Treasurer in April 2001. Mr. Wills brings to Nanogen over 23 years experience in various financial and leadership capacities. Prior to joining Nanogen, Mr. Wills served as Vice President, Finance and Chief Financial Officer from 1999 until 2001 at Trega Biosciences, Inc, a computational chemistry and informatics company acquired by Lion Bioscience in March 2001. From 1993 through 1998 Mr. Wills served as Vice President, Finance and Chief Financial Officer of Molecular Biosystems, Inc., a company focused on developing and manufacturing ultrasound-imaging agents used in assessing heart function. Prior to 1993 Mr. Wills held various financial positions including six years with Ernst & Young, an international professional service firm. Mr. Wills is a member of the Board of Directors of Whispering Winds Catholic Conference Center, a non-profit organization. Mr. Wills is a Certified Public Accountant and holds a B.B.A. from the University of Notre Dame.

        Ira Marks.    Mr. Marks was named Senior Vice President, Corporate Development and International Operations in January 2003. Prior to that time and since January 2002, Mr. Marks was the Company's Vice President, Business Development. Mr. Marks brings to Nanogen over 25 years experience in various leadership roles with companies focused on clinical diagnostics. For six years prior to joining Nanogen, Mr. Marks served as President of the Raichem Division of Hemagen Diagnostics, a company focused on biochemistry and immunoassays for hospitals, reference laboratories, veterinarians' and doctors' offices. From 1982 to 1995, Mr. Marks held various senior level positions with Bio-Rad Laboratories, a company focused on the clinical laboratory market with a highly diverse product offering. Mr. Marks received a Masters Degree from City University of New York.

        David Macdonald.    Mr. Macdonald joined Nanogen as Senior Vice President of Operations in April 2002. He brings to Nanogen over 22 years of relevant diagnostic product experience, serving most recently as President and CEO of both Progeny Systems and Medical Electronic Systems. Prior to his positions at Progeny Systems and Medical Electronic Systems, Mr. Macdonald served as President and COO of Nichols Institute Diagnostics, a division of Quest Diagnostics, where he assisted in the transition of the company from manually performed diagnostic tests to fully automated diagnostic systems. From 1988 to 1992, he was Director of Operations for Behring Diagnostics, where he helped develop and launch the Opus line of diagnostic systems for use in hospital and reference laboratories. Mr. Macdonald received a B.S. degree in Business Administration from Northwestern University and an M.B.A. from Babson College.

        The other current executive officers of the Company not required to be named in the Summary Compensation Table include:

Name	Age	Position
Bruce A Huebner	52	President and Chief Operating Officer
William Franzblau, Esq.	41	Vice President, Legal Affairs and Secretary
Graham Lidgard, Ph.D	54	Senior Vice President, Research and Development

        Bruce Huebner.    Mr. Huebner joined Nanogen full-time in December 2002 as President and Chief Operating Officer. He had been a consultant to Nanogen since September 2002. Prior to joining Nanogen, Mr. Huebner served approximately ten years at Gen-Probe, the past six years as its Executive Vice President and Chief Operating Officer. While under Mr. Huebner's direction, Gen-Probe introduced multiple new products as well as grew its annual revenues to over $130 million. He also served in various leadership roles at organizations such as Hybritech and Roche Diagnostics. Mr. Huebner received his B.S. in Chemistry from the University of Wisconsin.

        William Franzblau, Esq.    Mr. Franzblau joined Nanogen in April 2002. He brings to Nanogen over 15 years of corporate counsel experience, with knowledge in trademark and patent law, technology licensing, regulatory affairs and mergers and acquisitions. Prior to joining Nanogen, Mr. Franzblau served as Vice President and General Counsel at Atabok, a digital rights management company involved in business-to-business secure internet communications, where he assisted in raising more than $16 million in funding. From 1993 to 1999, he was General Counsel and Chief Financial Officer of Hemagen Diagnostics, a publicly traded medical diagnostics company. Previously, he practiced as an attorney for several law offices in the Massachusetts area. Mr. Franzblau received his B.A. degree from Boston University College of Liberal Arts and his Masters degree in Taxation and J.D. from Boston University School of Law.

        Graham Lidgard, Ph.D.    Dr. Lidgard joined Nanogen in January 2003 and has over 28 years of experience in the Clinical Diagnostics industry. He was previously Vice President of Research and Development at Gen-Probe where he led the R&D organization to develop DNA probe products for blood screening and STD's as well as the fully automated probe system, TIGRIS. Prior to Gen-Probe he was a co-founder of Matritech Inc., a cancer diagnostics company in Massachusetts and held several positions with Corning Medical/Ciba Corning including program management, business development, marketing, technology acquisition and product development. Dr. Lidgard received his Ph.D. and B.S. in Biological Chemistry from the University of Manchester.

Summary Compensation Information

        Information is set forth below concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2000, 2001 and 2002 of those persons who were at December 31, 2002 (a) the Executive Chairman and Chief Executive Officer and (b) the other four most highly compensated executive officers of the Company, each of whom received a salary and bonus that exceeded $100,000 (collectively, the "Named Executive Officers"):

Summary Compensation Table

		Annual Compensation									Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)			Bonus($)			Other Annual Compensation($)			Restricted Stock Awards($)		Securities Underlying Options(#)	All Other Compensation($)(1)
Howard C. Birndorf Executive Chairman	2002 2001 2000	$ $ $	385,000 365,000 336,000		$ $ $	100,000 345,000 295,000	(10) (10) (10)		— — —		$	— 222,938 —	550,000 150,000 200,000	$ $ $	83,318 208,242 60,792	(2) (2) (2)
V. Randy White, Ph.D Chief Executive Officer	2002 2001	$ $	300,000 159,540	(3)	$	— 100,000		$	— 2,500	(4)		— —	110,000 425,000	$ $	1,242 1,380
Kieran T. Gallahue President	2002 2001 2000	$ $ $	290,000 290,000 246,750		$ $	— 115,000 110,000		$ $ $	10,000 11,500 16,750	(6) (5)(6) (5)(6)	$	— 61,500 —	200,000 100,000 100,000	$ $ $	486 572 479
Gerard A. Wills Vice President, Chief Financial Officer and Treasurer	2002 2001	$ $	234,000 152,600	(7)	$	— 70,000			— —			— —	60,000 100,000	$ $	752 480
Ira Marks Senior Vice President, Business Development	2002		$189,547	(8)		—			—			—	125,000		$1021
David Macdonald Senior Vice President, Operations	2002		$136,538	(9)		$20,000			—			—	125,000		$468

(1)
Includes calculated imputed income attributed to excess group term life insurance premiums.

(2)
Amount includes $82,076, $206,700 and $59,550 for the years ended December 31, 2002, 2001 and 2000, respectively, of payments received from a local charter aircraft company related to the Company's use of Mr. Birndorf's aircraft for business related travel.

(3)
Dr. White joined the Company in June 2001, and his salary for 2001 reflects a partial year of service. Dr. White resigned from the Company effective December 31, 2002.

(4)
Amount represents payments made for attendance at Board meetings prior to becoming an employee of Nanogen.

(5)
Amount represents reimbursement of expenses and related income taxes incurred in relocating to San Diego, including a $1,500 and $6,750 housing allowance in 2001 and 2000, respectively. Mr. Gallahue resigned from the Company effective January 2, 2003.

(6)
Includes $10,000 of principal debt forgiven pursuant to a promissory note secured by a deed of trust.

(7)
Mr. Wills joined the Company in April 2001, and his salary for 2001 reflects a partial year of service.

(8)
Mr. Marks joined the Company in January 2002, and his salary for 2002 reflects a partial year of service.

(9)
Mr. Macdonald joined the Company in April 2002, and his salary for 2002 reflects a partial year of service.

(10)
Includes $100,000 of guaranteed annual bonus.

Securities Authorized for Issuance Under Equity Compensation Plans

        Information about Nanogen's equity compensation plans at December 31, 2002 is as follows:

	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by shareholders	4,459,428	$7.82	796,139	(1)(2)
Equity compensation plans not approved by shareholders	—	—	—

Total	4,459,428	$7.82	796,139

(1)
Consists of the Nanogen, Inc.1998 Employee Stock Purchase Plan and three stock options plans: the 1995, 1997 and 1997-B Plans.

(2)
Includes 166,890 shares reserved for issuance under the Nanogen, Inc.1998 Employee Stock Purchase Plan.

Employment and Severance Agreements

        Effective as of June 3, 2001, the Company entered into an agreement with Howard C. Birndorf relating to his employment as Executive Chairman of the Company. The agreement provides for an annual base salary of $365,000, subject to adjustment annually, and a guaranteed bonus of $100,000. The agreement provides for a transaction bonus in the amount equal to three times 60% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement and for the acceleration of all options held by Mr. Birndorf upon a Change of Control and with the approval of the Board, upon a Significant Event. In addition, Mr. Birndorf is also entitled to a severance payment equal to six months' salary in the event his employment with the Company is terminated without cause.

        On June 4, 2001, the Company entered into an agreement with Dr. V. Randy White relating to his employment as Chief Executive Officer of the Company. The agreement provided for an annual base salary of $275,000, subject to adjustment annually and a loan of $150,000 secured by a second deed of trust on his primary residence. On December 12, 2002, the Company entered into a separation agreement and release of claims. The agreement provides for a lump sum severance payment and payment by Dr. White of all outstanding indebtedness to the Company. Under the terms of the agreement, the Company made a one-time net severance payment of $58,000 in January 2003 to settle all outstanding obligations between the two parties, including indebtedness to the Company amounting to $167,000.

        On January 26, 2001, the Company entered into an employment agreement with Mr. Gallahue relating to his employment as President of the Company. The agreement provided for an annual base salary of $290,000, subject to adjustment annually. In December 2002, Kieran Gallahue, Nanogen's then President, resigned effective in January 2003. On January 2, 2003, the Company entered into a separation agreement and release of claims. The Board of Directors also later agreed to provide a lump sum payment to Mr. Gallahue, the repurchase of certain of his shares of Company Common

Stock and payment by Mr. Gallahue of all outstanding indebtedness to the Company. The agreement provides for acceleration of certain unvested option shares, the extension of the period of exercisability of certain option shares and the return of certain out of the money stock options. In connection with Mr. Gallahue's resignation, the Company made a one time net payment of approximately $384,000 in January 2003 to settle all outstanding obligations between the two parties, including indebtedness to the Company amounting to approximately $300,000.

        Effective as of April 27, 2001, the Company entered into an employment agreement with Mr. Wills relating to his employment as Vice President, Chief Financial Officer and Treasurer of the Company. The agreement provides for an annual base salary of $225,000, subject to adjustment annually. The agreement provides for a transaction bonus in the amount equal to one times 50% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement and for the acceleration of all options held by Mr. Wills upon a Change of Control and with the approval of the Board, upon a Significant Event. In addition, Mr. Wills is also entitled to a severance payment equal to six months' salary in the event his employment with the Company is terminated without cause.

        On May 1, 2002, the Company entered into a severance agreement with Mr. Marks relating to his employment as Vice President, Business Development of the Company. The agreement provided that, Mr. Marks was entitled to a severance payment equal to six months' salary in the event his employment with the Company was terminated without cause. On January 24, 2003, the Company entered into an employment agreement with Mr. Marks as Senior Vice President, Corporate Development and International Operations. The agreement provided for an annual base salary of $210,000, subject to adjustment annually. The agreement provided for a transaction bonus in the amount equal to one times 50% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement. In addition, Mr. Marks was also entitled to a severance payment equal to six months' salary in the event his employment with the Company was terminated without cause.

        On May 1, 2002, the Company entered into a severance agreement with Mr. Macdonald relating to his employment as Senior Vice President, Operations of the Company. The agreement provided that, Mr. Macdonald was entitled to a severance payment equal to six months' salary in the event his employment with the Company was terminated without cause. On January 23, 2003, the Company entered into an employment agreement with Mr. Macdonald. The agreement provided for an annual base salary of $220,000, subject to adjustment annually. The agreement provided for a transaction bonus in the amount equal to one times 50% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement. In addition, Mr. Macdonald was also entitled to a severance payment equal to six months' salary in the event his employment with the Company was terminated without cause.

Compensation of Directors

        Currently, non-employee directors receive $2,000 per Board meeting attended or $750 per meeting participated in by phone, $750 per Board committee meeting attended or participated in by phone, and are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. Upon their initial appointment to the Board, non-employee directors receive a one-time grant of an option to purchase 25,000 shares of the Company's Common Stock, which option vests on a monthly basis over a four year period (provided that no vesting shall occur until the optionee has completed at least one year of service from the date of grant). In addition, continuing non-employee directors will receive automatic grants of options to purchase 10,000 shares of the Company's Common Stock on the date of each Annual Stockholders Meeting, which options vest in full upon completion of one year of service from the date of grant. Directors' options are issued pursuant to the Company's 1997 Stock Incentive Plan, as described below.

        In April 2003, the Compensation Committee of the Board and the Board itself approved a revised compensation program for Board members to be in effect after the Annual Meeting of Stockholders of the Company on June 12, 2003. At that time, non-employee directors shall receive an annual Board retainer of $25,000 to be paid entirely in shares of the Company's Common Stock, an annual Committee retainer of $1,500 to be paid entirely in cash, and directors shall receive the following cash payments: $2,000 per Board meeting attended and $750 participated in by phone, $750 per Board committee meeting attended or participated by phone and the Chairman of the Audit and Compensation Committees shall receive an annual retainer of $10,000 and $2,500 respectively to serve on such committees. Upon their initial appointment to the Board, non-employee directors receive a one-time grant of an option to purchase 25,000 shares of the Company's Common Stock, which option vests on a monthly basis over a four year period (provided that no vesting shall occur until the optionee has completed at least one year of service from the date of grant). The Compensation Committee and the Board determined that such revised Board and committee compensation was consistent with those granted to similar positions on the boards and committees of similarly-sized biotechnology companies in response to the Sarbanes-Oxley Act.

Compensation Committee Interlocks and Insider Participation

        The members of the Company's Compensation Committee in 2002 were David Ludvigson, Cam Garner (part year), Robert Whalen (part year) and Val Buonaituo (part year).

        Mr. Garner who was a member of the Compensation Committee until June 14, 2002 and Mr. Buonaiuto who became a member of the Compensation Committee after June 14, 2002, were shareholders of Graviton, Inc. ("Graviton") and both owned less than 1% of Graviton's stock. Mr. Garner purchased his stock in September 2001 and Mr. Buonaiuto exercised options in Graviton which had been granted to him for conducting certain consulting work in 2001.

        In November 1998, the Company entered into a Standstill Agreement and Right of First Negotiation (the "Agreement") with Graviton, granting the Company an exclusive period of time to negotiate a license to certain technologies licensed and/or secured by Graviton. In exchange for the Agreement, the Company advanced to Graviton through a secured loan the sum of $500,000. In May 1999, the Company advanced to Graviton a secured loan for an additional $500,000, the proceeds of which were to be used by Graviton in part to secure additional intellectual property rights which the Company could license. In December 1999, the Company entered into a Collaboration and License Agreement with Graviton. Pursuant to this agreement (the "License Agreement"), the total loans of $1.0 million, plus accrued interest, were exchanged for a warrant for 23,076 shares of Graviton's Series B Preferred Stock with a per share exercise price of $1.00 (the "Warrant") and license fees which were reflected as "acquired technology rights, net", in the amount of approximately $603,000, in the Company's consolidated balance sheets in its annual report on Form 10-K for the year ended December 31, 2001.

        In July 2002, the Company entered into an agreement with Graviton, Inc. to terminate and release (the "July 2002 Release") Nanogen and Graviton of their obligations under the Collaboration and License Agreement dated December 15, 1999. The Company received compensation from Graviton for termination of this arrangement in the form of 50,000 shares of Graviton Series D-Prime Preferred Stock and a waiver of the exercise price of $1.00 per share for a warrant to purchase 23,076 shares of Graviton Series B Preferred Stock, which was exercised in July 2002. As Graviton was privately held and did not maintain a market for its stock, the fair value of these securities was determined to be immaterial.

        In September 2002, Graviton commenced a recapitalization and a new round of financing. In exchange for Nanogen's consent for the recapitalization and new round of financing, Graviton issued to Nanogen a ten-year warrant to purchase 440,000 shares of Series 1 Preferred Stock at a price of $2.00 per share, the price at which the September 2002 financing was completed. As a result of the termination of the collaboration agreement, the Company recorded a loss of approximately $452,000 (the remaining carrying value of the acquired technology rights obtained in 1999) during 2002. In March 2003, the Company was notified that Graviton was in the process of dissolution.

Stock Options

        The following tables summarize option grants to and exercises by the Company's Named Executive Officers during fiscal 2002, and the value of the options held by such persons at the end of fiscal 2002. The Company does not grant stock appreciation rights ("SARs").

Option Grants in Fiscal 2002

		Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year 2002(1)
	Number of Securities Underlying Options Granted (#)				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(3)
Name			Exercise or Base Price ($/sh)(2)	Expiration Date
					5%($)	10%($)
Howard C. Birndorf	150,000	5.36%	$5.11	1/25/2012	$482,047	$1,221,603
Howard C. Birndorf	400,000	14.28%	$1.901	7/26/2012	$478,211	$1,211,881
V. Randy White, Ph.D	60,000	2.14%	$5.11	1/25/2012	$192,819	$488,641
V. Randy White, Ph.D	50,000	1.79%	$1.901	7/26/2012	$59,776	$151,485
Kieran T. Gallahue	200,000	7.14%	$1.901	7/26/2012	$239,105	$605,940
Gerard A. Wills	35,000	1.25%	$5.11	1/25/2012	$112,477	$285,040
Gerard A. Wills	25,000	0.89%	$1.901	7/26/2012	$29,888	$75,742
Ira Marks	100,000	3.57%	$5.35	1/14/2012	$336,458	$852,652
Ira Marks	25,000	0.89%	$1.901	7/26/2012	$29,888	$75,742
David Macdonald	100,000	3.57%	$3.10	4/29/2012	$194,957	$494,059
David Macdonald	25,000	0.89%	$1.901	7/26/2012	$29,888	$75,742

(1)
Based on 2,799,825 options granted during the fiscal year ended December 31, 2002.

(2)
The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(3)
The 5% and 10% assumed rates of appreciation are suggested by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

Aggregated Option Exercises in Fiscal 2002 and Value of Options
At End of Fiscal 2002

Name	Shares Acquired On Exercise	Value Realized- ($)(1)	Number of Securities Underlying Unexercised Options at End of Fiscal 2002 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at End of Fiscal 2002($)(2) Exercisable/Unexercisable
Howard C. Birndorf	—	—	—	—
V. Randy White, Ph.D	—	—	—	—
Kieran T. Gallahue	—	—	—	—
Gerard A. Wills	—	—	—	—
Ira Marks	—	—	—	—
David Macdonald	—	—	—	—

(1)
The value realized upon exercise is (i) the fair market value of the Company's Common Stock on the date of exercise, less the option exercise price per share, multiplied by (ii) the number of shares underlying the options exercised.

(2)
The value of unexercised options is (i) the fair market value of the Company's Common Stock on December 31, 2002 ($1.55 per share), less the option exercise price of in-the-money options, multiplied by (ii) the number of shares underlying such options.

REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") is pleased to present its report on executive compensation. This report is provided by the Compensation Committee to assist stockholders in their understanding of the Compensation Committee's objectives and procedures in establishing the compensation of the Company's executive officers and describes the basis on which compensation determinations for 2002 were made by the Compensation Committee. In making its determination, the Compensation Committee has relied, in part, on geographic and competitive considerations, independent surveys of compensation of management of companies in the biotechnology industry, including companies included in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in this proxy statement, and recommendations of management.

Compensation Philosophy And Objectives

        The Compensation Committee believes that compensation of the Company's executive officers should:

  •
  Encourage creation of stockholder value and achievement of strategic corporate objectives.

  •
  Integrate compensation with the Company's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

  •
  Recognize individual initiative, effort and accomplishment.

  •
  Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel.

  •
  Provide a total compensation opportunity that is competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

  •
  Align the interests of management and stockholders and enhance stockholder value by providing management with longer-term incentives through equity ownership by management.

Key Elements Of Executive Compensation

        The Compensation Committee has determined that compensation of executive officers will be based, in part, on the Company's achievements of its objectives established with the Board of Directors, the individual contributions and achievements of each executive officer and the financial position of the Company. The Company's existing compensation structure for executive officers generally includes a combination of base salary, bonus and stock options.

  Base Salary

        Compensation levels are largely determined through comparisons with companies of similar size and complexity in the biotechnology industry and companies with which the Company competes for key personnel. Cash compensation for the Company's executive officers in 2002 was at the higher end of the range of the companies reviewed. In establishing base salaries for 2002 the Committee considered, among other things, the Company's achievements in advancing its products and accomplishing other business objectives, and the individual contributions and achievements of each executive officer. Actual compensation is based on an evaluation of job responsibilities for the position, comparisons of compensation levels, Company achievements and individual performance. Individual performance is evaluated by reviewing organizational and management development progress against individual contributions and achievements and the degree to which teamwork and Company values are fostered.

Compensation levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary.

  Bonus

        The Compensation Committee may award bonuses at the end of the fiscal year based on the Company's achievements and the individual's contributions to those achievements, if it deems such an award to be appropriate. The Committee decided to not award any discretionary bonuses for 2002 to any executive officers and to issue only limited stock-based bonuses to certain key non-executive vice president and director-level employees pursuant to the 2002 Stock Bonus Plan.

  Stock Options

        The Company's 1997 Stock Plan, as amended, is administered by the Company's Compensation Committee, which is a committee of outside directors of the Company. The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company's stock, the best interests of stockholders and executives will be closely aligned. Therefore, executive officers, as well as all employees, are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price. The number of stock options granted to executive officers, including the Executive Chairman and Chief Executive Officer, is based on the Company's achievements during the year and the individual's contributions to those achievements, individual performance and a review of data on the range of aggregate annual option grants compared to the number of shares of stock outstanding for officers with similar duties and titles at biotechnology companies taking into account differences in such companies' stock prices, stage of development, achievements and the like. The Committee determined to not issue any end-of-year stock option awards to the Company's executives, but instead in 2002 approved the issuance of two-year retention options to the executives and other employees of the Company.

Executive Chairman and Chief Executive Officer Compensation

        The salaries paid to Howard C. Birndorf, the Company's Executive Chairman, and V. Randy White, Ph.D, the Company's Chief Executive Officer, were $385,000 and $300,000, respectively in 2002. In establishing Mr. Birndorf's and Dr. White's base salary, the Compensation Committee reviewed the results of a survey of executive salaries of the officers of similar companies in the biotechnology industry. In addition, the Committee recognized that Mr. Birndorf's and Dr. White's efforts were important in advancing the development and growth of the Company and the corporate objectives achieved in 2001. The Committee determined that these accomplishments were critical to the Company's future growth and potential enhancement of stockholder value and, accordingly, determined to compensate Mr. Birndorf and Dr. White for their efforts on behalf of the Company for that year. Based on the Company's corporate performance in 2002, Mr. Birndorf received only his guaranteed bonus of $100,000 and no discretionary bonus and Dr. White received no bonus for his work performed in 2002.

        Mr. Birndorf is a member of the Board of Directors, but did not participate in matters involving the evaluation of his performance or the setting of his compensation. Dr. White was previously a member of the Board of Directors, but did not participate in matters involving the evaluation of his performance or the setting of his compensation. Dr. White resigned from the Board of Directors effective December 1, 2002.

        This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee

Val Buonaiuto, Chairman David G. Ludvigson

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The following is the report of the Audit Committee of the Board of Directors describing its review of materials and determinations with respect to the Company's auditors and financial statements for the fiscal year ended December 31, 2002. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

        In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2002, the Audit Committee met four times, and the Audit Committee chair, as representative of the Committee, discussed the interim financial information contained in quarterly earnings announcements with the Chief Financial Officer, Chief Executive Officer, Controller and independent auditors prior to public release.

        The Audit Committee received from the Company's independent auditors a formal written statement, consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," which describes all relationships between the auditors and the Company that, in the auditors' professional opinion, might reasonably be thought to bear on the auditors' independence. The Audit Committee discussed with the auditors these relationships and satisfied itself as to the auditors' independence.

        The Audit Committee also discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the Company's financial statements.

        Additionally, the Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

        The Audit Committee has determined that David G. Ludvigson, Chairman of the Audit Committee, has satisfied the requirements set forth by the Securities and Exchange Commission as a "financial expert" and the other members of the Audit Committee, Stelios B. Papadopoulos and Robert E. Whalen, have the requisite financial expertise necessary to satisfy their obligations as members of the Audit Committee.

        Based on the foregoing review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2003, and the Board concurred in such recommendation.

Audit Committee

David G. Ludvigson, Chairman Stelios B. Papadopoulos Robert E. Whalen

STOCK PRICE PERFORMANCE GRAPH

        The following graph illustrates an annual comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq Stock Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index") since April 14, 1998 (the effective date of the Company's initial public offering). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

	Nanogen, Inc.	Nasdaq Composite	Nasdaq Pharmaceutical
04/14/98	$100.000	$100.000	$100.000
12/31/98	$36.364	$117.689	$118.938
12/31/99	$198.864	$219.356	$224.261
12/31/00	$81.818	$132.364	$279.734
12/31/01	$52.455	$104.352	$238.398
12/31/02	$14.091	$72.306	$154.021

        This performance graph assumes a $100 investment on April 14, 1998 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

        The Nasdaq Pharmaceutical Index includes all companies listed on The Nasdaq Stock Market within SIC Code 283. A list of those companies included in the Nasdaq Pharmaceutical Index may be obtained by contacting the Company's corporate Secretary at Nanogen, Inc., 10398 Pacific Center Court, San Diego, CA 92121.

CERTAIN TRANSACTIONS

        In August 1996, Mr. Birndorf purchased 183,333 shares of Common Stock at $.15 per share. In connection with this purchase, the Company loaned $27,500 to Mr. Birndorf at an interest rate of 6.3% per annum pursuant to a five-year full recourse promissory note, which note is secured by Mr. Birndorf's respective shares purchased. In August 2001, Mr. Birndorf repaid this promissory note of $27,500 plus accrued interest. In November 1997, Mr. Birndorf purchased an additional 437,496 shares of Common Stock at $.90 per share. In connection with this purchase, the Company loaned $393,747 to Mr. Birndorf at an interest rate of 6.01% per annum pursuant to a five-year full recourse promissory note, which note was secured by Mr. Birndorf's respective shares purchased. In November 2002, Mr. Birndorf repaid in full his note to the Company.

        Mr. Birndorf owns an aircraft which is leased by a local charter aircraft company. For the years ended December 31, 2002, 2001 and 2000, the Company paid approximately $175,000, $420,000 and $137,000, respectively, to the local charter aircraft company for the Company's use of Mr. Birndorf's aircraft for business related travel. There were no payments related to Mr. Birdorf's aircraft made by the Company in 1999. Mr. Birndorf receives $1,500 per hour of usage when his aircraft is leased to outside parties. Mr. Birndorf received $82,000, $207,000, and $59,000 for the years ended December 31, 2002, 2001 and 2000, respectively, as a result of the Company's use of Mr. Birndorf's aircraft. The Board believes that the terms of the charter arrangements are no less favorable to the Company than those that could be obtained from unrelated third parties, based on review of lease fees published by other charter companies.

        In June 2001, V. Randy White, former Chief Executive Officer of the Company, borrowed $150,000 from the Company, pursuant to a full recourse note with interest accruing at a rate of 7%, compounded quarterly, and due in 2005. The note was secured by a second deed of trust upon Dr. White's primary residence. On January 7, 2003, Dr. White repaid in full the note to the Company.

        In March 1998, Kieran T. Gallahue, former President of the Company, purchased 133,332 shares of the Company's Common Stock at $3.00 per share. In connection with this purchase, the Company loaned $399,800 to Mr. Gallahue at an interest rate of 5.61% per annum pursuant to a five-year full recourse promissory note, which note is secured by Mr. Gallahue's respective shares purchased. In April 1998, the Company loaned Mr. Gallahue $40,000 pursuant to a four-year promissory note in connection with his relocation to San Diego. The loan, which bore interest at 6.01% per annum and was secured by a deed of trust, was forgivable by the Company over four years. On January 2, 2003, Mr. Gallahue tendered 133,332 shares of the Company's Common Stock back to the Company valued at $211,998. The Company made a one time net payment of approximately $384,000 in January 2003 to settle all outstanding obligations between the two parties, including indebtedness to the Company amounting to approximately $300,000.

        Mr. Buonaiuto, a director of the Company, received $11,120 from the Company during 2000 for consulting services rendered to the Company for a limited period of time. During 2000, Mr. Buonaiuto was also employed as a Senior Advisor on a part-time basis at Hitachi High Technologies. The Company entered into an agreement with Hitachi, Ltd. in January 2000 related to the manufacturing and distribution of the Company's current products. Additionally, in July 2000, the Company entered into a second agreement with Hitachi, Ltd. related to the development, manufacture and distribution of additional potential products. The Company received approximately $2.75 million, $2.25 million and $1.0 million for the years ended December 31, 2002, 2001 and 2000, respectively, pursuant to its agreements with Hitachi.

        Mr. Birndorf, the Chairman of the Board and Chief Executive Officer of the Company is a director and a shareholder of approximately 3.5% of the stock of Graviton, Inc. ("Graviton"). Mr. Buonaiuto, a director of the Company and Mr. Garner, a former director of the Company, are also shareholders of Graviton and each owns less than 1% of the stock of Graviton. In November 1998, the

Company entered into a Standstill Agreement and Right of First Negotiation (the "Agreement") with Graviton, granting the Company an exclusive period of time to negotiate a license to certain technologies licensed and/or secured by Graviton. In exchange for the Agreement, the Company advanced to Graviton through a secured loan the sum of $500,000. In May 1999, the Company advanced to Graviton a secured loan of an additional $500,000, the proceeds of which were to be used by Graviton in part to secure additional intellectual property rights which the Company could license. In December 1999, the Company entered into a Collaboration and License Agreement with Graviton. Pursuant to this agreement (the "License Agreement"), the aggregate total amount of the loans of $1.0 million, plus accrued interest, were exchanged for a warrant for 23,076 shares of Graviton's Series B Preferred Stock with a per share exercise price of $1.00 (the "Warrant") and license fees which were reflected as "acquired technology rights, net", in the amount of approximately $603,000, in the Company's consolidated balance sheets in its annual report on Form 10-K for the year ended December 31, 2001.

        In July 2002, the Company entered into an agreement with Graviton, Inc. to terminate and release (the "July 2002 Release") Nanogen and Graviton of their obligations under the Collaboration and License Agreement dated December 15, 1999. The Company received compensation from Graviton for termination of this arrangement in the form of 50,000 shares of Graviton Series D-Prime Preferred Stock and a waiver of the exercise price of $1.00 per share for a warrant to purchase 23,076 shares of Graviton Series B Preferred Stock, which was exercised in July 2002. As Graviton was privately held and did not maintain a market for its stock, the fair value of these securities was determined to be immaterial.

        In September 2002, Graviton commenced a recapitalization and a new round of financing. In exchange for Nanogen's consent for the recapitalization and new round of financing, Graviton issued to Nanogen a ten-year warrant to purchase 440,000 shares of Series 1 Preferred Stock at a price of $2.00 per share, the price at which the September 2002 financing was completed. As a result of the termination of the collaboration agreement, the Company recorded a loss of approximately $452,000 (the remaining carrying value of the acquired technology rights obtained in 1999) during 2002. In March 2003, the Company was notified that Graviton was in the process of dissolution.

        In July 2002, the Compensation Committee of the Board of Directors ("the Compensation Committee") approved the issuance of employee retention options for 969,500 shares of the Company's common stock. The options were issued to the Company's employees and the employees of the Company's subsidiary, Nanogen Europe B.V. pursuant to the Company's 1997 Stock Incentive Plan, as amended. Each incentive stock option grant will be 50% vested on January 1, 2003 and 50% will vest ratably over the period January 1, 2003 through July 26, 2004.

        The Company believes that the foregoing transactions were in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

PROPOSAL 2
APPROVAL OF THE AMENDMENT OF THE
NANOGEN, INC. 1997 STOCK INCENTIVE PLAN

        The 1997 Stock Incentive Plan (the "1997 Stock Plan") was adopted by the Board of Directors and was approved by the stockholders as of August 1, 1997. The 1997 Plan replaced the 1993 Stock Plan and 1995 Stock Option/Stock Issuance Plans (collectively, the "Prior Stock Plans"). At the date of adoption of the 1997 Stock Plan a total of 342,419 shares of Common Stock were available for future issuance under the Prior Stock Plans, which shares are available for grants under the 1997 Stock Plan, and an additional 2,241,341 shares were authorized by the Board of Directors and approved by the Company's stockholders for further issuance thereunder. If any option granted under the Prior Stock Plans expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will become available for additional option grants under the 1997 Stock Plan. Although currently, all awards are made under the 1997 Stock Plan, awards made under the Prior Stock Plans will continue to be administered in accordance with the 1993 Stock Plan or the 1995 Stock Option/Issuance Plan, as applicable (the 1997 Stock Plan together with the Prior Stock Plans are referred to as the "Stock Option Plans"). On January 22, 1999, the Board of Directors voted to amend the 1997 Stock Plan to reserve an additional 925,000 shares of Common Stock for issuance thereunder and the Company stockholders approved the amendment on June 30, 1999. On April 14, 2000, the Board of Directors voted to amend the 1997 Stock Plan to reserve an additional 1,000,000 shares of Common Stock for issuance under the 1997 Stock Plan and the Company's stockholders approved the amendment on June 6, 2000. On April 9, 2001, the Board of Directors voted to amend the 1997 Stock Plan to reserve for issuance thereunder an additional 1,500,000 shares of Common Stock, and the Company's stockholders approved the amendment on June 13, 2001. On April 26, 2002, the Board of Directors voted to amend the 1997 Stock Plan to reserve for issuance thereunder an additional 750,000 shares of Common Stock, and Company's stockholders approved the amendment on June 14, 2002. On April 11, 2003, the Board of Directors voted to amend the 1997 Stock Plan to reserve for issuance thereunder an additional 1,000,000 shares of Common Stock, subject to the approval of the Company's stockholders at the 2003 Annual Meeting.

        The following is a summary of the material terms and provisions of the 1997 Stock Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1997 Stock Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Secretary of the Company at the Company's principal offices in San Diego, California.

Description of the 1997 Stock Plan

  Purpose

        The purpose of the 1997 Stock Plan is to promote the interests of the Company and its stockholders by encouraging key individuals to acquire stock or to increase their proprietary interest in the Company. By providing the opportunity to acquire stock or receive other incentives, the Company seeks to attract and retain those key employees upon whose judgment, initiative and leadership on which the success of the Company largely depends. The Company's Board of Directors believes that the 1997 Stock Plan will constitute an important means of compensating key employees.

  Shares Subject to the 1997 Stock Plan

        The total number of restricted shares, stock units, options and SARs authorized for grant under the 1997 Stock Plan is 7,758,760 (which number includes the 1,000,000 share increase that stockholders are being asked to approve). This amount will be increased by any forfeited or unexercised shares under the Prior Stock Plans. Also, forfeited or unexercised shares under the 1997 Stock Plan generally become available for new grants under the 1997 Stock Plan. If any restricted shares, stock units, options or SARs are forfeited, or if options or SARs terminate for any other reason prior to exercise (other than the exercise of a related SAR or option, and including any forfeiture or termination under the 1997 Stock Plan), then they again become available for awards under the 1997 Stock Plan.

  Outstanding Grants

        As of April 17, 2003, options for an aggregate of 4,293,847 shares of Common Stock were outstanding under the Stock Option Plans. As of April 17, 2003, approximately 150 employees, 4 directors and 4 consultants or advisors were eligible to participate in the 1997 Stock Plan. On April 17, 2003, the closing price of the Company's Common Stock on the Nasdaq National Market was $1.24 per share. Of the options for 11,732,462 shares of Common Stock granted under the Stock Option Plans, options for 3,501,849 shares of Common Stock have been exercised. As of April 17, 2003, an aggregate of 5,088,677 shares of Common Stock (which number excludes the 1,000,000 share increase that stockholders are being asked to approve) are authorized, but unissued under the Stock Option Plans.

        On January 26, 2001, the Compensation Committee authorized a plan for certain option holders whereby each holder could cancel certain of his or her vested and unvested options and receive a written promise from the Company to issue, on a one-for-one basis, new options to be granted and priced at the fair market value on August 29, 2001. This plan applied only to options granted to employees of the Company (excluding executive officers and directors) between January 1, 2000 and February 28, 2001. These options could not be exercised until August 29, 2001 or when they vest, whichever was later. The new options granted contain similar vesting schedules as the cancelled options. A total of 389,900 option shares were cancelled and 281,600 new option shares were subsequently granted under this program.

        As of April 17, 2003, the following persons or groups had in total received restricted stock, stock units and/or options for shares of Common Stock under the Stock Option Plans: (i) the Executive Chairman, Chief Executive Officer and the other remaining officers named in the Summary Compensation Table: Mr. Birndorf 1,695,828 shares; Dr. White 242,394; Mr. Gallahue 337,730 shares; Mr. Wills 160,000 shares; Mr. Marks 125,000 shares and Mr. Macdonald 125,000 shares; (ii) all current executive officers of the Company as a group: 2,695,828 shares; (iii) all current directors who are not executive officers as a group: 299,998 shares; (iv) the nominees for Class II directors: Mr. Papodopoulos 55,000 shares and Mr. Schreiber 0 shares; (v) each associate of any of such current directors, executive officers or nominee: no shares; (vi) each person who has received five percent of options granted other than those included above: no shares; and (vii) all employees and consultants of the Company: approximately 11,415,798 shares.

  Administration

        The 1997 Stock Plan is administered by the Board of Directors or its delegate, currently the Compensation Committee. The Board of Directors, or its delegate, selects the employees of the Company who will receive awards, determines the size of any award and establishes any vesting or other conditions. Employees, directors, consultants and advisors of the Company (or any subsidiary of the Company) are eligible to participate in the 1997 Stock Plan, although incentive stock options may be granted only to employees. No individual may receive options or SARs covering more than 750,000 shares in any calendar year. The participation of the outside directors of the Company is limited to 25% of the shares available under the 1997 Stock Plan.

        The 1997 Stock Plan provides for awards in the form of restricted shares, stock units, options or SARs, or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued restricted shares must pay the par value of such restricted shares to the Company.

  Restricted Stock

        Restricted shares are shares of Common Stock that are subject to repurchase by the Company at the employee's purchase price in the event that the applicable vesting conditions are not satisfied, and they are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted shares have the same voting and dividend rights as other shares of Common Stock.

        The recipient of restricted shares or stock units may pay all projected withholding taxes relating to the award with Common Stock rather than cash if permitted by the Compensation Committee.

  Options

        Options may include nonstatutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an ISO cannot exceed 10 years (five years for 10% stockholders), and the exercise price of an ISO must be equal to or greater than the fair market value of the Common Stock on the date of grant (or 110% of fair market value at the date of grant for 10% stockholders). The exercise price of an NSO must be equal to or greater than the par value of the Common Stock on the date of grant.

        The exercise price of an option may be paid in any lawful form permitted by the Board of Directors or its delegate, including (without limitation) the surrender of shares of Common Stock or restricted shares already owned for at least six months by the optionee. The Board of Directors or its delegate may likewise permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Company. The 1997 Stock Plan also allows the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions or by promissory note.

  Stock Appreciation Rights

        A SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the Company, either in shares of Common Stock or in cash or a combination of the two, with the Board of Directors or its delegate having the discretion to determine the form in which such payment will be made. The amount payable on exercise of a SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. SARs may, but need not, be granted in conjunction with options. Upon exercise of a SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. A participant may receive not more than 200,000 SARs within one calendar year. Unless otherwise permitted by the Board of Directors or its delegate, all options and SARs are nontransferable prior to the optionee's death.

  Vesting

        The Board of Directors or its delegate determines the number of restricted shares, stock units, options or SARs to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the employee's service, his or her individual performance, the Company's performance or other appropriate criteria. In general, the vesting conditions will be based on the employee's service after the date of grant. Vesting may be accelerated in the event of the employee's death, disability or retirement or in the event of a change in control with respect to the Company. The Board of Directors has in the past granted and may in the future grant options which provide for mandatory acceleration of vesting in the event of a change in control.

  Other Provisions

        For purposes of the 1997 Stock Plan, the term "change in control" is defined as any one of the following: (i) any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; (ii) upon a merger or consolidation of the Company with or into another corporation or entity or any other corporate reorganization in which over 50% of the combined voting power of the continuing or surviving entity immediately after the merger, consolidation or reorganization is owned by persons who were not stockholders of the Company immediately prior to the merger, consolidation or reorganization; or (iii) a change in the composition of the Board of Directors in which fewer than half of the incumbent Directors had been Directors 24 months prior to the change or were elected or nominated with the affirmative votes of Directors 24 months prior to the change.

        The 1997 Stock Plan provides that if any payment (or transfer) by the Company causes the employee to recognize a "golden parachute" excise tax under Section 4999 of the Internal Revenue Code, as amended (the "Code"), then the Company shall make such cash payments as are necessary to reimburse the employee for all additional taxes caused thereby.

        The Board of Directors is authorized, within the provisions of the 1997 Stock Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. On April 26, 2002, however, the Board of Directors amended the 1997 Stock Plan by removing the provision of the Plan permitting the Company to reprice options under the Plan without stockholder approval. The 1997 Stock Plan now requires that the Company can only reprice options with the consent of the Company's stockholders.

        Members of the Company's Board of Directors who are not employees of the Company are eligible for awards under the 1997 Stock Plan. However, such outside directors are not eligible for ISO grants. Total shares available to outside directors is limited to 25% of total shares available under the 1997 Stock Plan.

Federal Income Tax Consequences

        The following discussion of the federal income tax consequences of the 1997 Stock Plan as it relates to share awards, nonqualified stock options and incentive stock options is intended to be a summary of applicable federal law. State and local tax consequences may differ.

  Share Awards

        If a participant is awarded or purchases shares, the amount by which the fair market value of the shares on the date of award or purchase exceeds the amount paid for the shares will be taxed to the participant as ordinary income. The Company will be entitled to a deduction in the same amount provided it makes all required withholdings on the compensation element of the sale or award. The participant's tax basis in the shares acquired is equal to the share's fair market value on the date of acquisition. Upon a subsequent sale of any shares, the participant will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than one year before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

        If a participant is awarded or purchases shares that are subject to a vesting schedule, the participant is deemed to receive an amount of ordinary income equal to the excess of the fair market value of the shares at the time they vest over the amount (if any) paid for such shares by the participant. The Company is entitled to a deduction equal to the amount of the income recognized by the participant.

        Code Section 83(b) permits a participant to elect, within 30 days after the transfer of any shares subject to a vesting schedule to him or her, to be taxed at ordinary income rates on the excess of the fair market value of the shares at the time of the transfer over the amount (if any) paid by the participant for such shares. Withholding taxes apply at that time. If the participant makes a Section 83(b) election, any later appreciation in the value of the shares is not taxed as ordinary income, but instead is taxed as capital gain when the shares are sold or transferred.

  Options

        Incentive stock options and nonqualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Nonqualified stock options need not comply with such requirements.

        An optionee is generally not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon the exercise of an incentive stock option final for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is a capital gain (or loss). The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain (or loss) in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be capital gain if the stock had been held for at least one year following exercise of the incentive stock option. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

        An optionee is not taxed on the grant of a nonqualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is a capital gain if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

Stock Incentive Plan Benefits

        The Board is authorized, within the provisions of the 1997 Stock Plan, to issue new options, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. Therefore, the benefits and amounts that will be received by each of the Named Executive Officers as a group and all other key employees are not determinable.

The Board of Directors recommends a vote FOR the adoption of the amendment of the Nanogen, Inc. 1997 Stock Incentive Plan.

PROPOSAL 3
RATIFICATION OF INDEPENDENT AUDITORS

        The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ended December 31, 2003, subject to ratification by the stockholders. Representatives of Ernst & Young are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

        Audit Fees.    Total audit fees billed by Ernst & Young, including fees for professional services and expense relating to the audit of the Company's consolidated financial statements for the fiscal years ended December 31, 2002 and 2001, as well as fees related to the timely review of the Company's quarterly financial information, totaled $99,548 and $67,184, respectively.

        Audit Related Fees.    Total audit related fees billed by Ernst & Young for the fiscal years ended December 31, 2002 and 2001, including consultations regarding accounting issues as well as fees related to the Company's registration statements filed with the SEC, totaled $46,975 and $28,385, respectively.

        Tax Fees.    There were no tax fees incurred in 2002. Tax fees billed by Ernst & Young for the year end December 31, 2001 totaled $56,969 and consisted of tax consulting services in connection with the establishment of the Company's majority-owned subsidiary, Nanogen Recognomics.

        All Other Fees.    All other fees billed by Ernst & Young for services rendered during the fiscal year ended December 31, 2002 totaled $3,000 and consisted of information subscription services. There were no other fees incurred in 2001.

        The Audit Committee has determined that the rendering of non-audit services by Ernst & Young is compatible with maintaining the auditor's independence. The Audit Committee has considered the fees received by Ernst & Young for the provision of non-audit related services before recommending Ernst & Young as the independent auditor for the next fiscal year.

The Board of Directors recommends a vote FOR ratification
of the appointment of Ernst & Young LLP.

STOCKHOLDER PROPOSALS

        Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and intended to be presented for consideration at the Company's 2004 Annual Meeting of Stockholders must be received by the Company not later than December 30, 2003 in order to be considered for inclusion in the Company's proxy materials for that meeting.

        The Company's bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at the Company's next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice of the proposal must be delivered to, or mailed and received at the executive offices of the Company not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Exchange Act, the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. In 2002, all of the Company's directors and executive officers timely filed such reports.

OTHER MATTERS

        The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

        Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Nanogen, Inc., 10398 Pacific Center Court, San Diego, California 92121, (858) 410-4600. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 30, 2003.

        Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy card promptly.

By order of the Board of Directors

/s/ WILLIAM FRANZBLAU William Franzblau, Esq. Vice President, Legal Affairs and Secretary

CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF
NANOGEN, INC.

PURPOSE:

        The purpose of the Audit Committee of the Board of Directors of NANOGEN, INC. (the "Company") shall be to:

  •
  Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

  •
  Assist the Board in oversight and monitoring of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications, independence and performance, and (iv) the Company's internal accounting and financial controls;

  •
  Prepare the report that the rules of the Securities and Exchange Commission (the "SEC") require be included in the Company's annual proxy statement;

  •
  Provide the Company's Board with the results of its monitoring and recommendations derived therefrom; and

  •
  Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

        In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

        The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors. Members of the Audit Committee must meet the following criteria (as well as any criteria required by the SEC):

  •
  Each member will be an independent director, as defined in (i) NASDAQ Rule 4200 and (ii) the rules of the SEC;

  •
  Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

  •
  At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

        The responsibilities of the Audit Committee shall include:

  •
  Reviewing on a continuing basis the adequacy of the Company's system of internal controls, including meeting periodically with the Company's management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company's periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

  •
  Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

  •
  Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

  •
  Reviewing and providing guidance with respect to the external audit and the Company's relationship with its independent auditors by (i) reviewing the independent auditors' proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board of Directors, and to the extent there are relationships, monitoring and investigating them; (iii) reviewing the independent auditors' peer review conducted every three years; (iv) discussing with the Company's independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (v) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

  •
  Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to filing the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

  •
  Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

  •
  Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

  •
  Reviewing before release the unaudited quarterly operating results in the Company's quarterly earnings release;

  •
  Overseeing compliance with the requirements of the SEC for disclosure of auditor's services and audit committee members, member qualifications and activities;

  •
  Reviewing, approving and monitoring the Company's code of ethics for its senior financial officers;

  •
  Reviewing management's monitoring of compliance with the Company's standards of business conduct and with the Foreign Corrupt Practices Act;

  •
  Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

  •
  Providing oversight and review at least annually of the Company's risk management policies, including its investment policies;

  •
  Reviewing the Company's compliance with employee benefit plans;

  •
  Overseeing and reviewing the Company's policies regarding information technology and management information systems;

  •
  If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

  •
  As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

  •
  Reviewing and approving in advance any proposed related party transactions;

  •
  Reviewing its own charter, structure, processes and membership requirements;

  •
  Providing a report in the Company's proxy statement in accordance with the rules and regulations of the SEC; and

  •
  Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MEETINGS:

        The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

        The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

        The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

        In addition to preparing the report in the Company's proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Committee's charter.

COMPENSATION:

        Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors.

        Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

  DELEGATION OF AUTHORITY:

        The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

CHARTER FOR THE
COMPENSATION COMMITTEE
OF
NANOGEN, INC.

PURPOSE:

        The purpose of the Compensation Committee of the Board of Directors (the "Board") of Nanogen, Inc. (the "Company") shall be to discharge the Board's responsibilities relating to compensation of the Company's executive officers. The Committee has overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company.

        The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company's proxy statement.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

        The Compensation Committee will be appointed by and will serve at the discretion of the Board. The Compensation Committee shall consist of no fewer than two members. The members of the Compensation Committee shall meet the (i) independence requirements of the listing standards of the Nasdaq National Market, (ii) non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

        The members of the Compensation Committee will be appointed by the Board on the recommendation of the Nominating Committee. Compensation Committee members will serve at the discretion of the Board.

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

  •
  The Compensation Committee shall annually review and approve for the CEO and the executive officers of the Company (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation or arrangements.

  •
  The Compensation Committee may make recommendations to the board with respect to incentive compensation plans.

  •
  The Compensation Committee may form and delegate authority to subcommittees when appropriate.

  •
  The Compensation Committee shall make regular reports to the Board.

  •
  The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

  •
  The Compensation Committee shall annually review its own performance.

        The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used by the Company to assist in the evaluation of CEO or executive officer compensation and shall have sole authority to approve the consultant's fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

CHARTER FOR THE
NOMINATING, GOVERNANCE AND ETHICS COMMITTEE
OF
NANOGEN, INC.

PURPOSE:

        The purpose of the Nominating, Governance and Ethics Committee is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to shareholders and the Company and that the Company has and follows appropriate governance standards. To carry out this purpose, the Nominating, Governance and Ethics Committee shall: (1) assist the board by identifying prospective director nominees and recommend to the board the director nominees for the next annual meeting of shareholders; (2) develop and recommend to the board the governance and ethics principles applicable to the Company; (3) oversee the evaluation of the board and management; and (4) recommend to the board director nominees for each committee.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

  •
  The Nominating, Governance and Ethics Committee shall be comprised of no fewer than three (3) members.

  •
  The members of the Nominating, Governance and Ethics Committee shall meet the independence requirements of the Nasdaq National Market.

  •
  The members of the Nominating, Governance and Ethics Committee shall be appointed and replaced by the board.

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

  •
  Evaluate the current composition, organization, governance and ethical obligations of the board and its committees, determine future requirements and make recommendations to the board for approval.

  •
  Determine on an annual basis desired board qualifications, expertise and characteristics and conduct searches for potential board members with corresponding attributes. Evaluate and propose nominees for election to the board. In performing these tasks the Nominating, Governance and Ethics Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates.

  •
  Oversee the board performance evaluation process including conducting surveys of director observations, suggestions and preferences.

  •
  Form and delegate authority to subcommittees when appropriate.

  •
  Evaluate and make recommendations to the board concerning the appointment of directors to board committees, the selection of board committee chairs, and proposal of the board slate for election. Consider shareholder nominees for election to the board.

  •
  Evaluate and recommend termination of membership of individual directors in accordance with the board's governance and ethics principles, for cause or for other appropriate reasons.

  •
  Conduct an annual review on succession planning, report its findings and recommendations to the board, and work with the board in evaluating potential successors to executive management positions.

  •
  Coordinate and approve board and committee meeting schedules.

  •
  Make regular reports to the board.

  •
  Review and re-examine this Charter annually and make recommendations to the board for any proposed changes.

  •
  Annually review and evaluate its own performance.

        In performing its responsibilities, the Nominating, Governance and Ethics Committee shall have the authority to obtain advice, reports or opinions from internal or external counsel and expert advisors.

PROXY

NANOGEN, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING ON JUNE 12, 2003

        WILLIAM FRANZBLAU, ESQ. and GERARD A. WILLS, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of Nanogen, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton La Jolla Torrey Pines located at 10950 N. Torrey Pines Road, La Jolla, California on June 12, 2003 at 9:00 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

        Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the nominees for Class II Directors and FOR Items 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SEE REVERSE SIDE                                                                         SEE REVERSE SIDE

☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR the election of the nominees for Class II Directors and FOR Items 2 and 3.

1.
Election of Directors.

Nominees: (01)Stelios B. Papodopoulos (02) David R. Schreiber.

FOR THE NOMINEES ☐                        ☐ WITHHELD FROM THE NOMINEES

☐ (FOR THE NOMINEE EXCEPT AS NOTED ABOVE.)

2.
To approve an amendment of the 1997 Stock Option Plan to increase the number of shares authorized for issuance thereunder by 1,000,000 shares. ☐            ☐            ☐

3.
To ratify the appointment of Ernst & Young LLP as the Company's independent auditors. ☐             ☐            ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT            ☐

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

        Please sign exactly as your name(s) appear on this proxy. When singing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

Signature:	Date:	Signature:	Date:

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
PROPOSAL 2 APPROVAL OF THE AMENDMENT OF THE NANOGEN, INC. 1997 STOCK INCENTIVE PLAN
PROPOSAL 3 RATIFICATION OF INDEPENDENT AUDITORS
CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF NANOGEN, INC.
CHARTER FOR THE COMPENSATION COMMITTEE OF NANOGEN, INC.
CHARTER FOR THE NOMINATING, GOVERNANCE AND ETHICS COMMITTEE OF NANOGEN, INC.
PROXY NANOGEN, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING ON JUNE 12, 2003